                                                                     Exhibit 2.2

               PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
                 (STATE-OWNED OIL AND GAS COMPANY OF INDONESIA/
                                   PERTAMINA)

                                  HEAD OFFICE
                   Jalan Medan Merdeka Timur 1A JAKARTA 10110
                                PO BOX 1012 JKT

     CABLE ADDRESS "PERTAMINA" TELEPHONE: 3815111-3016111 FACS: 343882-363505
                   TELEX: 46471-45077,44441,46552,46554,45547

Number    :  625/E0300/96                    Jakarta, 3rd December 1996

Enclos.   :  --

Subject   :  Agreement of Receipt,           To :
             Storing and Trans-              PT. Polytama Propindo
             mission of Propylene            Mid Plaza 2 Building, 20th Fl.
             in UP-VI Balongan.              Jl. Jend. Sudirman Kav. 10-11
                                             Jakarta 10220
                                             Attn: President Director
                                                   PT. Polytama Propindo

     We send you herewith the Agreement of Receipt, Storing and Transmission of Propylene in UP-VI Balongan between PERTAMINA and PT. Polytama Propindo which shall be valid retroactively from 1st October 1996 up to 1st October 1998.

     Thank you for your kind attention and cooperation.


                                             P E R T A M I N A
                                             Directorate of Processing,

                                             Chief of Gas & Petrochemical
                                             Division,


                                             signed



                                             Hadiono Sutirto

                 AGREEMENT OF RECEIPT, STORING AND TRANSMISSION
                         OF PROPYLENE IN UP-VI BALONGAN

     On this day, Tuesday the 26th day of November, nineteen hundred and ninety six, we, the undersigned:

I. PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA), a Company which was established pursuant to Law No. 8 of 1971, in connection with Law No. 10 of 1974, domiciled in Jakarta and having its office in Jalan Merdeka Timur 1A, in this matter is represented by C.J. Atihuta, as the Director of Processing, pursuant to power of attorney of the President Director No.1519/C0000/96-SO dated 25th November 1996, therefore acting for and on behalf of the above Company and hereinafter in this Agreement shall be referred to as FIRST PARTY.

II. PT. POLYTAMA PROPINDO, a Company which was established pursuant to Notarial Deed No. 24 dated 29th October 1993, domiciled in Jakarta and having its office in Mid Plaza 2 Building, 20th Floor, Jl. Jend. sudirman Kav.10-11, in this matter is represented by Honggo Wendratno, as the President Director, therefore acting for and on behalf of the above Company and hereinafter in this Agreement shall be referred to as SECOND PARTY.

     Whereas FIRST PARTY and BP Petroleum Export Pte. Ltd. have signed an Offtake Agreement EXOR-I dated 23rd April 1990 and as lastly amended and added by Amendment No. 4 on the sale-purchase of product which hereinafter shall be referred to as "Offtake Agreement".

     Whereas to meet Amendment No. 1 of the Offtake Agreement, FIRST PARTY and BP Chemicals S.E.A. PTE. LTD. have signed the Propylene Offtake Agreement dated 1st August 1995 on the sale-purchase of Propylene which hereinafter shall be referred to as "POA Agreement".

     Whereas pursuant to Article 3.1. of POA Agreement and Article 2.1. of Attachment 1 of POA Agreement, SECOND PARTY shall utilize the unloading facility and other related facilities, including but not limited to modified facilities owned by FIRST PARTY in UP-VI Balongan, hereinafter shall be referred to as "FACILITY".

     Whereas FIRST PARTY agrees that its FACILITY shall be utilized by SECOND PARTY for receiving, storing and transferring Propylene owned by SECOND PARTY to the tank of SECOND PARTY.

     Based on the above aspects, the Parties agree and concur to bind themselves in an Agreement on the following terms and conditions :

                                   Article 1

                               SCOPE OF AGREEMENT

     The scope of this Agreement is that FIRST PARTY shall provide its FACILITY, namely the facility of receipt, storing and transmission of Propylene to be utilized by SECOND PARTY and shall agree to receive, store and transfer the Propylene owned by SECOND PARTY to the tank of SECOND PARTY pursuant to the provisions in this Agreement.

                                   Article 2

                                UTILIZATION COST

2.1. By the utilization of the FACILITY specified in Article 1 above, SECOND PARTY shall agree to pay the Utilization Cost to FIRST PARTY, which shall be calculated based on the calculation of utilization cost of FACILITY, including the Cost of receipt, Cost of storing and Cost of Transfer of Propylene, including but not limited to the cost of activities at the wharf, tank and pipeline, namely at US$ 5.25/ton or the quantity of Propylene unloaded, which is according to the Certificate Quantity of Discharge (CQD).

2.2.  The Utilization Cost above does not include PPN (VAT).

2.3.  SECOND PARTY shall be responsible for:

      2.3.1 The Cost of Analysis if any.

      2.3.2. The costs of ship services (costs of anchoring, mooring, guide, towing, guard towing, direct transport, berth fee), including the cost or licensing related to the import of propylene product or the import license as well as the harbor and shipment activities.

      2.3.3.  The Fee of Independent Surveyor.

                                   Article 3

                               METHOD OF PAYMENT

3.1. SECOND PARTY shall make the payment of the rent fee of the FACILITY as referred to in Article 6.1. monthly by advance payment in US$ (Dollar of United States of America) currency according to the Provisional Debit Note of FIRST PARTY which shall be calculated based on the estimated CQD (Quantity of propylene unloaded monthly is estimated at +/- 15,000 tons).

3.2. Payment of Debit Note referred to in Article 3.1. shall be directly transferred to the FIRST PARTY's Bank in the name of PERTAMINA, account No. 003-0088.09055.7 at Bank Ekspor Impor Indonesia, Gambir Branch, Jl. Ir. M. Juanda No. 18, Jakarta Pusat within the period of 7 (seven) days after the Debit Note is received.

3.3. At the beginning of each following months shall be submitted the actual Debit Note based on the actual CQD (Certificate Quantity of Discharge.)

      The difference between the Provisional Debit Note and the Actual Debit Note shall be directly paid by each party within the period of 7 (seven) days after the Debit Note is received or may be calculated in the debit note of the following month.

3.4. All costs or transfer in connection with the payment of Debit Note of FIRST PARTY shall be borne by SECOND PARTY.


                                   Article 4

                                    PENALTY

4.1. In case SECOND PARTY does not pay or has not paid the rent to FIRST PARTY when the time is due, calculated from the due date of the payment SECOND PARTY shall be subjected to a penalty for each day delay at 0.5% (a half percent) of the amount of rent price to be paid with the maximum penalty at 20% (twenty percent) of the total rent price per month.

4.2. If after the period of 20 (twenty) days has lapsed since the date of maximum penalty is reached as referred to in article 4.1. above, SECOND PARTY apparently has not settled the payment of the rent price and penalty, FIRST PARTY shall have the right to unilaterally terminate the Agreement as stipulated in Article 11 (Termination of Agreement) of this Agreement.


                                   Article 5
                                      TAX

     All taxes, contributions, duties, stamp-duty, retribution, other levies, and or any charges whatsoever subjected in connection with the utilization of FACILITY by SECOND PARTY, pursuant to the prevailing regulations of law, shall be charged to and become the full responsibility of SECOND PARTY.


                                   Article 6
                     RIGHTS AND OBLIGATIONS OF FIRST PARTY

6.1. FIRST PARTY shall be obliged to prepare the whole FACILITY in the condition of ready to utilize, namely the facility of unloading of Propylene with the wharf trench as it is, including jetty, tank, and transfer pipe, complete with the equipment of fire extinguisher which functions properly.

6.2. FIRST PARTY shall carry out the measuring of Propylene at the tank of UP-VI Balongan before and after unloading the Propylene from the ship.

6.3 FIRST PARTY shall carry out the storing of Propylene for 7 (seven) days, unless specified otherwise by FIRST PARTY pursuant to article 8 paragraph 3.

6.4 FIRST PARTY shall carry out the transfer of Propylene from the tank of UP-VI Balongan to SECOND PARTY's tank at the request of SECOND PARTY.

6.5 FIRST PARTY shall be obliged to prepare the equipment of work safety for the employees of FIRST PARTY who are assigned to prepare the facilities of transfer and loading of Propylene.


                                   Article 7

                     RIGHTS AND OBLIGATIONS OF SECOND PARTY

7.1 SECOND PARTY shall be obliged to report the news of each ship's arrival and the plan of Propylene transfer by the pipeline, the implementation of transfer in writing, not later than 7 (seven) days before the implementation of unloading or transfer.

7.2 SECOND PARTY shall be obliged to provide a written information on the planned analysis of Propylene.

7.3 SECOND PARTY shall be obliged to submit to FIRST PARTY, the certificate of quality of Propylene which must be according to the specification of each shipment to be unloaded and stored at the FACILITY.

7.4. SECOND PARTY shall be responsible for all licenses related to the import of Propylene product (import license, etc.) as well as the activities of harbor and shipment (anchoring, guide, towing, etc.), and the appointed handling agent shall be PT. TONGKANG.

                                   Article 8

                               GENERAL CONDITIONS

8.1. FIRST PARTY shall carry out its obligations pursuant to article 6 above, according to the schedule of transfer or the schedule of ship's arrival to be agreed later by FIRST PARTY and SECOND PARTY according to the need of SECOND PARTY.

8.2. The maximum quantity of propylene that is dischargeable is at 1,700 Mton/ship and adjusted to the available tank facility.

8.3. Disregard of the provision of Article 6.3. above, FIRST PARTY may at any time use the facility of storing tank by giving prior notification in writing not later than 7 (seven) days to SECOND PARTY, if FIRST PARTY at any time needs the storing tank when the period of T/A of UP-VI Balongan Refinery ends or when UP-VI Balongan Refinery can produce Propylene according to the quantity and specifications agreed pursuant to POA Agreement.

                                   Article 9

                              PERIOD OF AGREEMENT

This Agreement shall be effective as from 1st October 1996 up to 1st October
     1998 and may be extended at the approval of both parties.

                                   Article 10

                FAILURE, INDEMNIFICATION AND CONTROL OF FAILURE

10.1  Violation to the Law and Regulations.

      SECOND PARTY shall be obliged to adhere to the regulations governing the environment of FIRST PARTY, including the regulations of work safety and additional regulations of the local authority which are prevailing and related to the implementation of SECOND PARTY's obligations pursuant to this Agreement.

10.2  Failure in Carrying out the Work.

      10.2.1 Propylene Losses

      FIRST PARTY shall not be responsible for and not

\              obliged to give compensation for the losses of evaporation and contamination of Propylene owned by SECOND PARTY during operation at the stages of receipt, storing and delivery to SECOND PARTY's tank.

      10.2.2. During the validity of this Agreement SECOND PARTY shall guarantee to release FIRST PARTY from any claims and lawsuits from any party whatsoever in connection with the implementation of SECOND PARTY's obligations pursuant to this Agreement and shall be responsible for the losses incurred resulting from the fault or failure of SECOND PARTY and its employees.

      10.2.3. FIRST PARTY shall be responsible for the operation of FACILITY, in case of accident or damage of FACILITY which is not resulted by the event of Force Majeure or because of the fault of SECOND PARTY.


                                   Article 11

                            TERMINATION OF AGREEMENT

11.1. The PARTIES agree to waive the provision of Article 1266 of the Civil Code, whereof FIRST PARTY and SECOND PARTY may terminate the agreement unilaterally.

11.2. The Termination of Agreement by FIRST PARTY against SECOND PARTY or vise versa.

      The Termination of Agreement may be conducted by FIRST PARTY or SECOND PARTY with or without reasons as follows:

      11.2.1. Force Majeure

      If the Force Majeure continues for more than three months consecutively after the notification of a Force Majeure and it is not possible to continue this Agreement, FIRST PARTY and SECOND PARTY shall have the right to terminate this Agreement by written notification 5 calendar days in advance.

      11.2.2. Failure of FIRST PARTY AND OR SECOND PARTY

      a) If SECOND PARTY transfers this Agreement to other Party without the approval of FIRST PARTY or vise versa.

      b) If SECOND PARTY violates the obligations of SECOND PARTY pursuant to the provisions of this Agreement.

      c) If FIRST PARTY ignores the task assigned by SECOND PARTY or vise versa.

      11.2.3. FIRST PARTY or SECOND PARTY is liquidated and/or bankrupted.


                                   Article 12

                                 FORCE MAJEURE

12.1. Event of Force Majeure

      An Event of Force Majeure is an event by which the parties of this Agreement are unable to carry out their obligations for matters beyond their control.

12.2. Force Majeure shall mean:

      (a) Events by God's will, (b) The taking-over, confiscation by Government,
      (c) Civil war, (d) Rebellion, sabotage, riots and demonstration, (e)
      Fire, earthquake and natural disasters, (f) Strike, lock-out which directly affect the implementation of obligations of each party pursuant to this agreement, (g) Regulations of Law or Government's measures.

12.3. Measures in case of an Event of Force Majeure:

      - Not later than the period of 7 x 24 hours after an event of Force Majeure takes place, the PARTY who is affected by the Force Majeure shall inform such event to the other party in writing by specifying when the Force Majeure takes place.

      - The party who is not affected by the Force Majeure shall refuse or approve in writing within the period of not later than 7 x 24 hours after the receipt of notification from the party who is affected by the Force Majeure, while the terms and conditions in this Agreement shall continue to be valid.

      - If the Force Majeure has ended, the date of ending of the Force Majeure shall be notified again in writing. FIRST PARTY and SECOND PARTY shall then consult each other to designate the new work schedule.

      -- If at the same time of the event of FORCE MAJEURE, the payment is also due, such payment shall be delayed by SECOND PARTY until the event of Force Majeure has ended.


                                   Article 13

                                   INSURANCE

13.1. FIRST PARTY shall be responsible for the insurance cost of the FACILITY on the risks of fire and or explosion.

13.2. SECOND PARTY shall be responsible for the Insurance cost of Propylene which is unloaded, stored and transferred at the FACILITY of UP-VI Balongan on the risks of fire, lightning, explosion and other failures of operation.


                                   Article 14

                                    DISPUTES

14.1. Discussion For Consensus

      In case of disputes between both parties regarding the contents as well as implementation of this Agreement, they shall be settled by discussion and consensus.

14.2. District Court
      In case the disputes referred to in Article 14 paragraph 1 are unable to be settled by discussion and consensus, FIRST PARTY as well as SECOND PARTY shall agree to have them settled by the District Court of Jakarta Pusat.


                                   Article 15

                                    DOMICILE

     With respect to this agreement, FIRST PARTY and SECOND PARTY select the permanent domicile at the Registrar's office of the District Court of Jakarta Pusat.


                                   Article 16

                                     OTHERS

16.1. Summary of Agreement
      This Agreement shall be the last agreement reached by FIRST PARTY and SECOND PARTY.

      All agreements ever produced formerly between FIRST PARTY and SECOND PARTY concerning the work pursuant to this Agreement, either in writing or verbally shall be stated cancelled and no more valid.


16.2. Addendum
      This agreement may only be added and amended by a written agreement between both parties by an addendum.

16.3. This agreement shall adhere to the Law governing in Indonesia.

16.4. Language

      The official text of this Agreement shall be produced in the Indonesian language.

16.5. Notification

      Notification and communication shall be considered official, if delivered in writing, by letter, facsimile and/or telex to the addresses below or their changes, if any, which shall be notified by each party in writing.

                                   Article 17

                                REPRESENTATIVES

17.1. FIRST PARTY shall appoint the Manager of UP-VI Balongan Refinery or other appointed authority to carry out the tasks and obligations of FIRST PARTY.

17.2. SECOND PARTY shall appoint the Plant Manager of PI. Polytama Propindo or other appointed authority to carry out the tasks and obligations of SECOND PARTY

                                   Article 18

     All correspondences related to this Agreement shall be delivered directly or by telex or facsimile to:

      FIRST PARTY at the following address:

      PERTAMINA

      Attn.      :  Kadin. Operasi Kilang Gas & Petrokimia
                    (Chief of Gas & Petrochemical Refinery
                    Operation service)

      Address    :  PERTAMINA
                    16th Floor
                    Jl. Medan Merdeka Timur 1A
                    Jakarta Pusat

      Phone      :  (021) 301-5419

      Facsimile  :  (021) 345-3558

      Telex      :  44152/44302


      SECOND PARTY at the following address:

      PT. POLYTAMA PROPINDO

      Attn.      :  General Manager of Finance

      Address    :  MID PLAZA 2 BUILDING, 20th FLOOR
                    Jl. Jend. Sudirman Kav. 10-11
                    Jakarta 10220

      Phone      :  (021) 570-3883

      Facsimile  :  (021) 570-4689

                                   Article 19

     All correspondences related to the Implementation of Utilization Operation of this FACILITY shall be delivered directly or by telex or facsimile to:

      FIRST PARTY at the following address:
      PERTAMINA UP-VI BALONGAN
      Attn.    : Manager Kilang
      Address  : PERTAMINA
         UP-VI Balongan
         West Java
      Phone    : (0234)- 28232
      Facsimile: (0234) 28232 - 28629

      SECOND PARTY at the following address:
      PT. POLYTAMA PROPINDO PLANT SITE
      Attn.    : Plant Manager
      Address  : Jl. Raya Juntinyuat Km.13
         Desa Limbangan, Kec. Juntinyuat
         Indramayu, West Java
      Phone    : (0234) 28002
      Facsimile: (0234) 28616

                                   Article 20

                                 C L O S I N G

     This Agreement is drawn up in 2 (two) copies, respectively having the equal legal validity and enforcement and are signed over adequate stamp duty, each for FIRST PARTY and SECOND PARTY for adherence.



                                   Jakarta, 26th November 1996

FIRST PARTY,                       SECOND PARTY,

STATE-OWNED OIL AND GAS COMPANY PT. POLYTAMA PROPINDO OF INDONESIA


stamped and signed over            stamped and signed

Rp. 2000. - stamp duty


      /s/ G.J. ATIHUTA                 /s/ HONGGO WENDRATNO
-----------------------------      -----------------------------
Name:  G.J. ATIHUTA                Name:  HONGGO WENDRATNO
       Director of Processing             President Director








Translated from the Indonesian text by Dra Lanny Setjahusada, an authorized and sworn translator appointed by decree No 527 of 1995 of the Governor of DKI Jarkarta

                                  ADDENDUM OF
               AGREEMENT ON RECEIPT, STORING AND TRANSMISSION OF
                          PROPYLENE IN BALONGAN UF-VI



This addendum is drawn up on Monday the 18th day of May, nineteen hundred and ninety-eight (1998), between:

I. STATE-OWNED OIL AND NATURAL GAS COMPANY (PERTAMINA), a Company established pursuant to Act No. 8 of 1971, in connection with Act No. 10 of 1974, domiciled in Jakarta and having its office in Jalan Merdeka Timur 1A, in this matter is represented by Samto Utomo as the Director of Processing, based on by the power of attorney of the President Director No. SK-592/COOOO/98-SO dated May 18th, 1998, therefore acting for and on behalf of the above Company, hereinafter in this Addendum referred to as FIRST PARTY; and

II. PT. POLYTAMA PROPINDO, a Company established by Notarial Deed No. 24 dated the twenty-ninth day of October, nineteen hundred and ninety-three (29-10-1993), as amended by Deed number 43, dated the twenty-second day of December nineteen hundred and ninety-three (22-12-1993), both were drawn up before Harvey Tanuwidjaja Sondak, SH., a Notary Public in Jakarta, which has been approved by the Minister of Justice of the Republic of Indonesia by Decree number

      C2-385.HT.01.01.TH.94 dated January 13th, 1994, domiciled in Jakarta and having its office in Mid Plaza 2 Building, 20th Floor, Jl. Jend. Sudirman Kav. 10-11, Jakarta Pusat, in this matter is represented by Honggo Wendratno, as the President Director, as such acting for and on behalf of PT. POLYTAMA PROPINDO, hereinafter in this Addendum referred to as SECOND PARTY.

FIRST PARTY and SECOND PARTY first explains hereby:

-Whereas FIRST PARTY and SECOND PARTY have signed the Agreement On Receipt, Storing and Transmission of Propylene in Balongan UP-VI, on November 26, 1996 (Hereinafter referred to as "Agreement").

-Whereas by the existing remaining capacity of Propylene storing tank owned by FIRST PARTY in Balongan UP-VI, SECOND PARTY intends to utilize the maximum tank facility at 1,500 Mton.

     With respect to the above matters and pursuant to Article 16.2, FIRST PARTY and SECOND PARTY agree to prepare the Addendum of Agreement (hereinafter referred to as "Addendum") on the following conditions:

                                   Article 1

     To amend the provision of Article 2.1. of the Agreement, henceforth it shall read as follows:

2.1. By utilization of the FACILITY referred to in Article 1 above, SECOND PARTY shall agree to pay the Utilization Cost to FIRST PARTY, calculated based on the calculation of such Utilization Cost of the FACILITY including the Cost of receipt, Cost of Storing, and Cost of Propylene Transfer, including but not limited to the cost of activities at the wharf, tank and pipeline, i.e. at US$5.25/ton (five and twenty-five hundredths United States Dollars per ton) of the quantity of Propylene unloaded in compliance with the Certificate Quantity of Discharge (CQD). In case SECOND PARTY utilizes the remaining tank capacity, SECOND PARTY shall agree to pay the Cost of Additional Utilization at US$2.60/ton per month (two and sixty-hundredths United States Dollars per ton per month) for the quantity of Propylene entered and stored (hereinafter referred to as "Cost of Additional Utilization").

                                   Article 2

     To amend the provision of Article 6.3 of the Agreement, henceforth it shall read as follows:

6.3. FIRST PARTY shall store the Propylene for 7 (seven) days, unless specified otherwise by FIRST PARTY pursuant to Article 8.3 of the Agreement and or
      Article 3 of the Addendum.

                                   Article 3

     To add one paragraph to Article 8, namely Article 8 paragraph 4 of the Agreement which shall read as follows:

8.4. With due observance of the provision of Article 6.3 above, SECOND PARTY may utilize the FACILITY of Storing Tank for the period of over 7 (seven) days by prior written notification of at least 7 (seven) days to FIRST PARTY.

      Referring to Article 8.3 of the AGREEMENT, FIRST PARTY shall approve or reject the request of SECOND PARTY. In case the request of SECOND PARTY is approved, SECOND PARTY shall be ready to pay the Cost of Additional Utilization referred to in Article 1 of the Addendum at the minimum payment for one month for each request approved.

                                   Article 4

4.1. Other articles of the Agreement not amended by this Addendum shall remain valid and bind the Parties.

                                                                     Page 4 or 5

4.2. This Addendum forms a unit and inseparable part of the Agreement.

     This Addendum is drawn up in 2 (two) copies, respectively having equal legal power and signed on adequate stamp duty, respectively for FIRST PARTY and SECOND PARTY.


FIRST PARTY                                                         SECOND PARTY

STATE-OWNED OIL AND NATURAL GAS COMPANY                    PT. POLYTAMA PROPINDO


signed on stamp duty  signed
and sealed


/s/ SAMTO UTOMO                                             /s/ HONGGO WENDRATNO
-----------------------------                      -----------------------------
Name: SAMTO UTOMO                                         Name: HONGGO WENDRATNO
Position: Director of Processing                    Position: President Director

                                  CERTIFICATE

      Pursuant to rule 306 of Regulation S-T prescribed by the Securities and Exchange Commission under the Securities Act of 1933, the registrant certifies that the English translation of the Agreement of Receipt, Storing and Transmission of Propylene in UP-VI Balongan dated November 26, 1996 by and between Perusahaan Pertambangan Minyak Dan Gas Bumi Negara (Pertamina) and P.T. Polytama Propindo and the Addendum of Agreement on Receipt, Storing and Transmission of Propylene in Balongan UP-VI dated May 18, 1998 by and between the same parties is fair and accurate.


                                    P.T. Polytama Propindo
                                    (Registrant)


                                    /s/ HORACIO MARASIGAN
                                    --------------------------------
                                    Horacio Marasigan
                                    Director

Date: June 29, 1998